UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     July 25, 2006

DSL.net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32264	06-1510312
(Commission File Number)	(IRS Employer Identification No.)

50 Barnes Park North, Suite 104
Wallingford, CT	06492
(Address of Principal Executive Offices)	(Zip Code)

(203) 284-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2006, under authorization of its Board of Directors, DSL.net, Inc. (the “Company”) entered into compensation agreements with each of the three (3) executive officers of the Company, in an effort to secure the continued employment of senior management during the course of the Company’s pursuit of strategic or financing alternatives. Under the terms of the agreements, each of the following individuals will receive a fixed dollar cash compensation amount (set forth below), payable in lump sum by no later than the next regularly scheduled payroll date, subject to the condition subsequent that such individual shall remain an active employee of the Company on November 15, 2006 (the “Vesting Date”):

Officer:	Title:	Amount:
David F. Struwas	Pres. & Chief Executive Officer	$52,000
Marc R. Esterman	S.V.P. - Corp. Affairs, General Counsel & Secretary	$30,500
Walter R. Keisch	Chief Financial Officer & Treasurer	$25,000

If, prior to the Vesting Date, the individual’s employment is terminated by the Company for cause, or due to his death or disability, or the individual resigns for any reason, he must return the full amount of such retention payment to the Company. In addition, Mr. Struwas’ payment is subject to forfeiture in the event he becomes contractually entitled to severance under his employment agreement with the Company prior to the Vesting Date. Otherwise, if any of the subject officers is terminated without cause prior to the Vesting Date, the subject payment is no longer subject to claw-back.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSL.NET, INC.

Date: July 25, 2006
By: /s/ Marc R. Esterman
Name: Marc R. Esterman
Title: S.V.P. - Corporate Affairs, General Counsel & Secretary